FOR IMMEDIATE RELEASE

July 21, 2004

For Additional Information:
Jon Lovoy
Littlefield Corporation

512-476-5141 PH
512-476-5680 FX
jlovoy@littlefield.com

Littlefield Corporation Announces Substantially Improved Second Quarter Earnings

Littlefield Corporation announced substantially improved earnings for the 2nd quarter 2004. Net income, net operating income, and EBITDA were all up significantly on flat revenue.

Highlights are as follows:

  Quarterly net income improved by 140%.
  Year to date net income improved by over 600%.
  Quarterly EBITDA improved by 30% from $459,282 to $595,697.
  Hospitality income improved by 88%. Hospitality EBITDA increased from $138,018 to $160,085, an improvement of 16%.
  Entertainment income improved by 25% from $474,712 to $595,042 while EBITDA improved by 18% or $115,340.
  Corporate overhead was reduced by 11% for the quarter and 9% year to date.
Earnings will be discussed in a conference call on Friday, July 23, at 11:00 AM CDT. Interested parties are directed to the Company’s press release on July 20, 2004, which provides the details for the conference call.

The following report is based upon accounts that have not yet been reviewed by the Company’s auditors. Any modifications as a result of that review will be highlighted in the Company’s 10-QSB filing; and, if material, will be addressed in a subsequent press release.

NET INCOME:

	Q2 – 2004	Q2 – 2003	Difference	%
Littlefield Corporation	$278,224	$115,718	$162,506	140%
Earnings/share	$0.03	$0.01	$0.02	200%
Shares Outstanding	8,378,954	8,293,495	85,459	1%
Entertainment	595,042	474,712	120,330	25%
Hospitality	61,152	32,564	28,588	88%

The Company’s 2nd quarter net income increased 140% compared to the previous year.

YEAR TO DATE NET INCOME (LOSS):

	Q2 – 2004	Q2 – 2003	Difference	%
Littlefield Corporation	$260,683	$36,915	$223,768	606%
Earnings/share	$0.03	$0.00	$0.03	599%
Shares Outstanding	8,378,954	8,293,495	85,459	1%
Entertainment	1,213,446	1,135,605	77,841	7%
Hospitality	(270,777)	(258,796)	(11,981)	(5%)

The Company’s year to date net income increased by over 600%.

REVENUE:

	Q2 – 2004	Q2 – 2003	Difference	%
Littlefield Corporation	$2,716,622	$2,783,320	($66,698)	(2%)
Entertainment	1,613,662	1,591,140	22,522	1%
Hospitality	1,094,202	1,183,530	(89,328)	(8%)

Revenue increased by 1% in the Entertainment division and decreased by 8% in the Hospitality division.

EBITDA:

	Q2 – 2004	Q2 – 2003	Difference	%
Littlefield Corporation	$595,697	$459,282	$136,415	30%
Entertainment	761,956	646,616	115,340	18%
Hospitality	160,085	138,018	22,067	16%

Earnings before interest, taxes, depreciation, and amortization (EBITDA) is generally a measure of the Company’s ability to generate cash from operations. EBITDA was up 30% for the company as a whole. EBITDA was up 18% and 16% for the Entertainment and Hospitality divisions respectively.

Jeffrey L Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

"The operating results of the second quarter of 2004 are substantially improved over the comparable quarter of last year. This is an encouraging development and one that is the result of a great number of small discreet, but arguably sustainable, improvements rather than a single big stroke. We continue to be encouraged by the improvements we are seeing.

We have worked hard to grow and maintain revenue while cutting costs and reducing expenses and we are definitely seeing the results of these cost cutting initiatives. We have not yet received the benefit of any increase in revenue and those efforts will bear fruit in future quarters.

Almost across the board, all operating results indicate a substantial improvement when compared to last year. We believe these improvements will be sustainable while acknowledging the unpredictable nature of many of the business segments in which the Company operates.

We are detecting the first signs of an improving local market for hospitality services though the rate of improvement is not substantial.

We continue to manage corporate overhead in a positive manner and are just starting to see the benefit of reducing legal expenses. By year end 2004, this will become a substantial benefit.

The most important observation that I can make is that the improvements appear to be sustainable.

I will look forward to expounding further on these matters and answering your questions in Friday’s conference call."

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.